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                                                               EXHIBIT (a)(1)(A)

                               [KFORCE.COM LOGO]

                           OFFER TO PURCHASE FOR CASH
                   SHARES OF COMMON STOCK OF KFORCE.COM, INC.
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

WE ARE:

- kforce.com, Inc.,

- offering to purchase 10,000,000 shares of our common stock, and

- offering to purchase these shares at a price between $4.75 and $5.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

- specify the price between $4.75 and $5.50 at which you are willing to tender your shares,

- specify the amount of shares you want to tender, and

- follow the instructions in this document and related documents, including the accompanying Letter of Transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

- we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase 10,000,000 shares or such lesser number of shares as are tendered,

- if the number of shares tendered at or below the selected price is not more than 10,000,000, we will purchase all these shares at that price, and

- if the number of shares tendered at or below the selected price is more than 10,000,000, we will purchase shares at the selected price first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and then, on a pro rata basis, from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed in Section 7.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the Dealer Manager nor the Information Agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. We urge you to evaluate carefully all information in this offer and consult with your investment and tax advisors. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This document contains important information about our offer. We urge you to read it in its entirety.

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT,
    EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 5, 2000, UNLESS THE OFFER IS
                                   EXTENDED.
                  WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                      The Dealer Manager for our offer is:

                         BANC OF AMERICA SECURITIES LLC
November 6, 2000
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                              IMPORTANT PROCEDURES

     If you want to tender all or any part of your shares, you must do one of the following before our offer expires:

     - if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal to EquiServe, L.P., the Depositary,

     - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you,

     - if you are a participant in our 401(k) Retirement Savings Plan follow the separate instructions and procedures described in the "Letter to Participants in the kforce 401(k) Retirement Savings Plan" as described in Section 3 of this document, or

     - if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

     - your certificates for the shares are not immediately available or cannot be delivered to the Depositary, or

     - you cannot comply with the procedure for book-entry transfer, or

     - your other required documents cannot be delivered to the Depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at a price determined pursuant to the offer" in the section of the Letter of Transmittal called "Price at Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $4.75 per share.

     If you have any questions or need assistance, you should contact D.F. King & Co., Inc., the Information Agent for our offer, or Banc of America Securities LLC, the Dealer Manager for our offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR BY THE DEALER MANAGER.

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                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY OF TERMS.........................................................    1
FORWARD-LOOKING STATEMENTS...............................................    5
THE OFFER................................................................    6
Section 1.   Number of Shares; Price; Priority of Purchase...............    6
Section 2.   Purposes of Our Offer; Certain Effects of Our Offer.........    8
Section 3.   Procedures for Tendering Shares.............................   10
Section 4.   Withdrawal Rights...........................................   15
Section 5.   Purchase of Shares and Payment of Purchase Price............   16
Section 6.   Conditional Tender Procedures...............................   17
Section 7.   Conditions of Our Offer.....................................   17
Section 8.   Price Range of Shares; Dividends; Our Rights Agreement......   20
Section 9.   Source and Amount of Funds..................................   21
Section 10.  Certain Information Concerning Us...........................   23
Section 11.  Interest of Directors and Executive Officers; Transactions
             and Arrangements Concerning Shares..........................   23
Section 12.  Effects of the Offer on the Market for Shares; Registration
             Under the Exchange Act......................................   25
Section 13.  Certain Legal Matters; Regulatory Approvals.................   26
Section 14.  Certain United States Federal Income Tax Consequences.......   26
Section 15.  Extension of the Offer; Termination; Amendment..............   29
Section 16.  Fees and Expenses...........................................   30
Section 17.  Miscellaneous...............................................   30

                                       ii
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                                SUMMARY OF TERMS

     We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
  SHARES? kforce.com, Inc. We are offering to purchase up to 10,000,000 shares of our outstanding common stock and the associated common stock purchase rights. No separate consideration will be paid for these common stock purchase rights.

WHAT IS THE PURCHASE PRICE FOR
THE SHARES?                      The price range for our offer is $4.75 to $5.50
                                 per share. We are conducting the offer through a procedure commonly called a "modified Dutch
                                 Auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

                                 We will look at the prices chosen by
                                 shareholders for all of the shares properly tendered. We will then select the lowest purchase price that will allow us to buy 10,000,000 shares. If a lesser number of shares is properly tendered, we will select the lowest price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered in the offer at a price above the price we have selected in accordance with these procedures.

                                 If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at a price determined pursuant to the offer" in the section on the Letter of Transmittal called "Price at Which You Are Tendering," indicating that you will accept the purchase price we determine. You should understand that this election could result in your shares being purchased at the minimum price of $4.75 per share.

HOW AND WHEN WILL I BE PAID?     If your shares are purchased in our offer, you
                                 will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving payment. No separate consideration will be paid for the associated common stock purchase rights See
                                 Sections 1, 3, 5 and 14.

HOW MANY SHARES WILL KFORCE
  PURCHASE?                      We will purchase 10,000,000 shares in the offer
                                 or such lesser number of shares as are properly tendered. 10,000,000 shares represent approximately 23.7% of our outstanding common stock. We also expressly reserve the right to purchase additional shares representing up to 2% of our outstanding shares and could decide to purchase more shares subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered by shareholders. See Section 1.

IF I TENDER MY SHARES, HOW
MANY OF MY SHARES WILL
KFORCE PURCHASE?                 All the shares that you tender in the offer may
                                 not be purchased even if they are tendered at or below the purchase price we select. If more than 10,000,000 shares are tendered at or below the


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                                 selected purchase price, we will purchase
                                 shares based on the following order of
                                 priority:

                                 - First, we will purchase shares from all
                                   holders of "odd lots" of less than 100 shares (not including any shares held in the kforce 401(k) Retirement Savings Plan) who properly tender all of their shares at or below the selected price.

                                 - Second, we will purchase shares from all
                                   other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described in
                                   Section 6. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

                                 As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See
                                 Section 1.

HOW WILL KFORCE PAY FOR THE
SHARES? We have all of the funds necessary to purchase shares tendered in the offer and to pay related fees and expenses. These funds were obtained through a draw upon our $90 million senior secured revolving credit facility. The offer is not subject to the receipt of financing. See
                                 Section 9.

HOW LONG DO I HAVE TO TENDER
MYSHARES?                        You may tender your shares until the offer
                                 expires. Currently, the offer is scheduled to expire on Tuesday, December 5, 2000, at 12:00 midnight, Eastern Standard time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended.
                                 See Section 15.

HOW WILL I BE NOTIFIED IF
KFORCE EXTENDS THE OFFER?        If our offer is extended, we will make a public
                                 announcement of the extension before 9:00 a.m., Eastern Standard time, on the first business day after the offer was scheduled to expire.
                                 See Section 15.


ARE THERE ANY CONDITIONS TO
THE OFFER?                       Yes. Our obligation to accept and pay for your
                                 tendered shares depends upon the satisfaction or waiver of a number of conditions, including:

                                 - No significant decrease in the price of our
                                   common stock or in the price of equity
                                   securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this offer.

                                 - No legal action shall have been threatened,
                                   pending or taken that might adversely affect the offer.

                                 - No one shall have proposed, announced or made
                                   a tender or exchange offer (other than this offer), merger, business combination or other similar transaction involving us.

                                 - No material change in our business, condition
                                   (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during this offer.

                                 For more information on conditions to our offer, See Section 7.

HOW DO I TENDER MY SHARES?       To tender your shares, you must complete one of
                                 the actions described under "Important
                                 Procedures" on the inside front cover of this document before our offer expires.

                                 You may also contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this document.

                                 See Section 3 and the instructions to the Letter of Transmittal.

ONCE I HAVE TENDERED SHARES IN
THE OFFER, CAN I WITHDRAW MY
  TENDER? Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Eastern Standard time, on Thursday, January 4, 2001. See Section 4.

HOW DO I WITHDRAW SHARES I
PREVIOUSLY TENDERED?             To withdraw your shares, you must timely
                                 deliver a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. See Section 4.

WHAT DO KFORCE AND ITS BOARD
OF DIRECTORS THINK OF THE
  OFFER?                         Our Board of Directors has approved this offer.
                                 However, neither we nor our Board of Directors nor the Dealer Manager nor the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any shares in the offer. See Sections 2 and 11.

IF I DECIDE NOT TO TENDER ANY
OF MY SHARES, HOW WILL THE
  OFFER AFFECT MY SHARES?        Shareholders who choose not to tender will own
                                 a greater interest in us following the offer.

WHAT IS THE RECENT MARKET
PRICE OF MY SHARES?              The shares are traded on The Nasdaq Stock
                                 Market under the symbol "KFRC." On November 3,
                                 2000, the last full trading day before we announced our intention to begin our offer, the last reported sale price of the shares on The
                                 Nasdaq Stock Market was $4.46875. You are urged to obtain current market quotations for your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE
  COMMISSIONS OR STOCK
  TRANSFER TAX IF
  I TENDER MY SHARES?            If you are a registered shareholder and you
                                 tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, how-ever, you should ask your broker or bank to determine whether you will be charged a fee to tender your shares. See Section 3.

                                 If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES
IF I TENDER MY SHARES?           Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 The cash you receive will be treated either as:

                                 - a sale or exchange eligible for capital gains
                                   treatment, or

                                 - a dividend subject to ordinary income tax
                                   rates.

                                 See Section 14.

WHAT ARE THE "ASSOCIATED
COMMON STOCK PURCHASE RIGHTS"?   The associated common stock purchase rights
                                 were issued to all shareholders but are not represented by a separate document. Instead, they are represented by the certificates for your shares. Unless the context otherwise requires, all references to shares include the associated common stock purchase rights, and, unless these rights are redeemed prior to the expiration of our offer, a tender of shares will include a tender of the associated rights.
                                 See Section 8.

WHO CAN I TALK TO IF I HAVE
QUESTIONS?                       Our Information Agent and Dealer Manager can
                                 help answer your questions. The Information
                                 Agent is D.F. King & Co., Inc. and the Dealer
                                 Manager is Banc of America Securities LLC.
                                 Their contact information is set forth on the back cover page of this document.

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                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of kforce. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     - ability to identify, attract, retain, develop and motivate qualified personnel,

     - ability to achieve and manage growth,

     - impact of competition,

     - employment liability risk,

     - successful implementations of new technologies,

     - increased costs from government regulation, and

     - general economic, market, business and social conditions.

     All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unexpected events.

                                   THE OFFER

SECTION 1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

     GENERAL. On the terms and subject to the conditions of our offer, we will purchase 10,000,000 shares of our common stock, including the associated common stock purchase rights, or such lesser number of shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $5.50 nor less than $4.75 per share, net to the seller in cash, without interest.

     The term "expiration date" with respect to our offer means 12:00 midnight, Eastern Standard time, on Tuesday, December 5, 2000. We may, in our sole discretion, extend the period of time during which the offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the offer.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either: (1) specify that they are willing to sell their shares to us at the purchase price selected by us in the offer, or (2) specify the price, not greater than $5.50 nor less than $4.75 per share, at which they are willing to sell their shares to us in the offer. As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn pursuant to our offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $4.75 and $5.50 net per share in cash, without interest, that will enable us to buy 10,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the offer will be purchased at the same purchase price even if you have specified a lower price.

     Shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 10,000,000 shares are tendered at or below the purchase price we have selected, shares tendered at or below the purchase price will be subject to proration, except for odd lots. All shares tendered and not purchased pursuant to our offer, including shares tendered at prices in excess of the purchase price we determine and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as promptly as practicable following the expiration date.

     We reserve the right to purchase more than 10,000,000 shares pursuant to our offer. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may purchase in our offer an additional number of shares, not to exceed 2% of the outstanding shares, without amending or extending our offer. See Section 15.

     On the Letter of Transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, if you want to tender portions of your shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares.

     You may withdraw your shares from our offer by following the procedures in
Section 4. If we:

     - increase or decrease the range of prices to be paid for shares,

     - increase the number of shares being sought in our offer by more than 2% of the outstanding shares,

     - decrease the number of shares being sought in our offer, or

     - materially change the fees paid to the Dealer Manager,

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in Section 15. For the purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard time.

     Unless the context otherwise requires, all references to shares in this document and the documents related to our offer include the associated common stock purchase rights, and, unless the rights are redeemed prior to the expiration date of our offer, a tender of shares will also be a tender of the associated common stock purchase rights. See Section 8 for a description of the rights agreement under which these rights were issued.

     OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     PRIORITY OF PURCHASES. If 10,000,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

     If more than 10,000,000 shares (or a greater number of shares as we may elect to purchase) are properly tendered at prices equal to or below the purchase price and not properly withdrawn before the expiration date, we will purchase properly tendered shares in the following order:

     - First, we will purchase all shares tendered by any "odd lot holder" (as defined below) who:

        tenders all shares owned (beneficially or of record) by such odd lot holder at a price equal to or below the purchase price selected by us (tenders of less than all the shares owned by the odd lot holder will not qualify for this preference), and completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     - Second, after the purchase of all of the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in
       Section 6, we will purchase all other shares properly tendered at prices equal to or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     As a result, all of the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price.

     As we noted above, we may elect to purchase more than 10,000,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

     ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered prior to the expiration date at prices equal to or below the purchase price selected by us and not properly withdrawn by any person, referred to as an "odd lot holder," who owns (beneficially or of record) a total of fewer than 100 shares (not including any shares held in our 401(k) Retirement Savings
Plan) and certifies to that fact in the "Odd Lots" box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned (beneficially or of record) by the odd lot holder in accordance with the procedures described in Section 3.

     As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Retirement Savings Plan. By tendering shares in our offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary will avoid the payment of brokerage commissions in a sale of the holder's shares. Any odd lot holder wishing to tender all of the shareholder's shares pursuant to our offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned (beneficially or of record) at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of such right, subject to applicable law.

     PRORATION. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price selected by us.

     Because of the potential difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     As described in Section 14, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

     This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSES OF OUR OFFER; CERTAIN EFFECTS OF OUR OFFER

     PURPOSES OF OUR OFFER. We are making our offer because our Board of Directors believes that our shares are undervalued in the public market. Over the past year, we have been considering various strategic alternatives, such as share repurchases, as a use of available resources to create shareholder value. This offer effectively accelerates our existing share repurchase program, which was approved by our Board of Directors on March 11, 1999 and increased to $100 million on October 24, 2000. Since March 11, 1999, we have repurchased an aggregate of approximately $27.7 million worth of shares, leaving approximately $72.3 million for additional repurchases, including pursuant to this offer. We believe that our offer is a prudent use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. Our offer is consistent with our historical commitment of repurchasing shares from time to time as a means of increasing shareholder value.

     After the completion of our offer, we expect to have sufficient cash flow and access to funding (including as a result of the financing described in Section 9) to meet our cash needs for normal operations and reasonably expected capital expenditures.

     POTENTIAL BENEFITS OF THIS OFFER. We believe our offer may provide several benefits to us and our shareholders, including:

     - Our offer and related borrowings will provide a capital structure that makes greater use of financial leverage at stated interest rates, thus making possible improved earnings per share for continuing shareholders if future earnings are at the level expected.

     - After our offer is completed our financial condition, access to capital and outlook for continued favorable cash generation will allow us to continue to pursue the development of our core business.

     - Our offer represents the opportunity to provide cash to shareholders who elect to tender their shares. Shareholders who sell all or a portion of their common stock have the opportunity to receive a premium of 6.3% to 23.1% to our closing price per share of $4.46875 on November 3, 2000, the last trading day prior to the announcement of our offer. In addition, where common stock is tendered by the registered owner of that stock directly to the Depositary, the sale of those shares in our offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold common stock registered in their names and tender their shares directly to the Depositary and whose shares are purchased under our offer will avoid the payment of brokerage commissions that might be payable on sales of their shares.

     - Shareholders who determine not to participate in our offer will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets.

     Accordingly, our Board of Directors believes that our offer is consistent with our long-term corporate goal of increasing shareholder value.

     POTENTIAL RISKS AND DISADVANTAGES OF OUR OFFER. Our offer also presents some potential risks and disadvantages to us and our continuing shareholders, including:

     - We will incur significant additional indebtedness in order to pay for the tendered shares. If our offer is fully subscribed, our ratio of total debt to total capital will increase materially. In addition, our shareholders' equity will decrease from $211.3 million to $156.3 million. We cannot determine whether market or other third party perceptions of us will be adversely affected by the additional indebtedness. Our higher leverage will also result in our continuing shareholders bearing a higher risk in the event of future losses or earnings reductions.

     - Our offer will reduce our "public float" (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float, combined with higher leverage, may result in lower stock prices or reduced liquidity in the trading market for our common stock following the completion of this offer. If we experience lower stock prices in the trading market, we may lose coverage by some or all of the market analysts who currently cover us, which could further reduce the trading price of our stock.

     NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN OUR OFFER.

     We may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of our offer. However, SEC Rule 13e-4 prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date of our offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

     Shares that we acquire in our offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action (except as required by applicable law or Nasdaq rules or any other securities exchange on which the shares are listed) for all purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We may establish an executive loan program pursuant to which we would loan up to $5 million in the aggregate to certain officers and key employees for the purpose of purchasing our common stock. Except as disclosed in this document, we have no current plans for the issuance of shares repurchased pursuant to our offer.

     Except as disclosed in this document, we currently have no plans, proposals or negotiations underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

     - any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole,

     - any material change in our present dividend policy, or indebtedness or capitalization,

     - any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer,

     - any other material change in our corporate structure or business,

     - any class of our equity securities being delisted by Nasdaq or ceasing to be authorized for quotation in an automated quotations system operated by a national securities association,

     - any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     - the suspension of our obligation to file reports under Section 15(d) of the Exchange Act,

     - the acquisition or disposition by any person of our securities, or

     - any change in our articles of incorporation, by-laws or other governing instruments or other actions which could impede the acquisition of control of us.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For shares to be tendered properly under our offer, either (1) or (2) below must happen:

     (1) The Depositary must receive all of the following before or on the expiration date at the Depositary's address on the back cover page of this document:

        - either: (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

        - one of: (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, (b) an "agent's message" of the type we describe below in the case of a book-entry transfer or
          (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe below, and

        - any other documents required by the Letter of Transmittal.

     (2) You must comply with the guaranteed delivery procedure set forth below.

     In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called "Price at Which You Are Tendering":

     - If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the Letter of Transmittal next to "Shares tendered at a price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $4.75 per share.

     - If you wish to indicate a specific price (in multiples of $0.125) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

     If you wish to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you wish to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each Letter of Transmittal.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     If you tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

     Participants in our 401(k) Retirement Savings Plan who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in kforce's 401(k) Retirement Savings Plan" furnished separately and return it to Merrill Lynch Trust Company in accordance with those instructions. The instructions must be received by Merrill Lynch Trust Company no later than three business days prior to the expiration date of our offer.

     ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how the certificates for your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an eligible guarantor institution. No endorsement or signature guarantee is required if:

     - the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, or

     - shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act.

See Instruction 1 of the Letter of Transmittal.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, then

     - the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, and

     - the signature on: (1) the Letter of Transmittal and (2) on the certificate or stock power must be guaranteed by an eligible guarantor institution.

     METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the Depositary of all of the following:

     - certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary's account at the book-entry transfer facility as described below,

     - any of: (1) a properly completed and duly executed Letter of Transmittal;
       (2) an agent's message in the case of a book-entry transfer; or (3) the specific acknowledgement in the case of a tender through the automated tender offer program, and

     - any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the shares for purposes of the offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either (1) or (2) below must occur.

     (1) The Depositary must receive all of the following before or on the expiration date at the Depositary's address on the back cover page of this document:

        - one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

        - any other documents required by the Letter of Transmittal, or

     (2) The guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the Letter of Transmittal and that we may enforce such agreement against them.

     GUARANTEED DELIVERY. If you wish to tender your shares pursuant to our offer but your share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution,

     - the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery, and

     - all of the following are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

        either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above, and one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, (b) an "agent's message" of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe above, and any other documents required by the Letter of Transmittal.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased pursuant to our offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. We will not, nor will the Depositary, the Information Agent, the Dealer Manager or any other person, be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     OUR 401(k) RETIREMENT SAVINGS PLAN. Participants in our 401(k) Retirement Savings Plan may instruct the Trustee of the plan, Merrill Lynch Trust Company, to tender some or all of the shares allocated to a participant's account by following the instructions in the "Letter to Participants in kforce's 401(k) Retirement Savings Plan" furnished separately. All documents furnished to shareholders generally in connection with our offer will be made available to participants whose savings plan accounts are credited with shares. Participants in the savings plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the separate instruction letter sent to them.

     Our 401(k) Retirement Savings Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in the savings plan elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of our offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on The Nasdaq Stock Market on the expiration date of our offer.

     Delivery of a Letter of Transmittal by a savings plan participant does not constitute proper tender of his or her 401(k) Retirement Savings Plan shares. Proper tender can only be made by the Trustee, who is the record owner of the shares held in the savings plan. If a participant wishes to tender some or all of the shares held on the participant's behalf in its savings plan account, Merrill Lynch Trust Company must receive a participant's instructions at least three business days prior to the expiration date, otherwise the Trustee will not tender any shares held on behalf of the participant in the savings plan.

     The proceeds received by the Trustee from any tender of shares from a participant's savings plan account will be reinvested pro-rata in accordance with the participant's current investment directions for new elective deferral contributions to that plan. However, if the participant's current investment directions for new elective deferral contributions provide that some or all of the participant's contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in the Merrill Lynch Retirement Preservation Fund. Once the tender proceeds have been credited to the participant's savings plan accounts, the participant may reallocate his or her investments among the various investment funds under the savings plan in the usual manner. Participants in our 401(k) Retirement Savings Plan are urged to read the separate instruction letter and related materials carefully.

     YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN
AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     - you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     - the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

     - has a net long position equal to or greater than the amount tendered in
       (a) the subject securities or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     - will deliver or cause to be delivered the shares in accordance with the terms of our offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us on the terms and conditions of our offer described in this and related documents.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee under our offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding.

     Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the Information Agent. See Instruction 13 of the Letter of Transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.

     LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact EquiServe, L.P., the transfer agent for our shares, at 1-800-426-5523, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact EquiServe, L.P. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

SECTION 4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares under our offer are irrevocable. Shares tendered pursuant to our offer may be withdrawn at any time before the expiration date and, unless already accepted for payment by us pursuant to our offer, may also be withdrawn at any time after 12:00 midnight, Eastern Standard time, on Thursday, January 4, 2001.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Neither we nor the

Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Participants in our 401(k) Retirement Savings Plan who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in kforce's 401(k) Retirement Savings Plan" sent to them separately.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If we extend our offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

     - select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

     - accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

     For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment.

     Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 10,000,000 shares, subject to increase or decrease as provided in Sections 1 and 15, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $4.75 and $5.50 per share.

     We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

     In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date.

     We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer in
Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 14 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

SECTION 6. CONDITIONAL TENDER PROCEDURES.

     Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, because your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     If you wish to make a conditional tender, you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 10,000,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 10,000,000 shares, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 10,000,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

     All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

SECTION 7. CONDITIONS OF OUR OFFER.

     Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 6, 2000 and before the expiration date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the offer or with acceptance for payment:

     - there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

        (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to our offer or otherwise relates in any manner to our offer, including the other conditions to our offer, or

        (2) in our judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' or materially impair the contemplated benefits of the offer to us,

     - there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our judgment, could directly or indirectly:

        (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer,

        (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

        (3) materially impair the contemplated benefits of the offer to us, or

        (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business,

     - there has occurred any of the following:

        (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

        (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, whether or not mandatory,

        (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, any member of the European Union or any of their respective territories,

        (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union,

        (5) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or in the European Union or any changes in the general political, market, economic or financial conditions in the United States, the European Union or elsewhere that could have, in our judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole or on the trading in the shares of our common stock or on the benefits of the offer to us,

        (6) in the case of any of the foregoing existing at the time of the commencement of our offer, a material acceleration or worsening thereof, or

        (7) any decline in the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on November 3, 2000,

     - a tender offer or exchange offer for any or all of our shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed.

     - we learn that:

        (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 3, 2000), or

        (2) any such entity, group or person who has filed a Schedule 13D or
            Schedule 13G with the SEC on or before November 3, 2000 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise beneficial ownership of an additional 2% or more of the outstanding shares,

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities other than in connection with a transaction authorized by our Board of Directors,

     - any change or changes have occurred in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us or to our subsidiaries, or

     - we determine that the completion of the offer and the purchase of the shares may cause our common stock to be delisted from The Nasdaq Stock Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE RANGE OF SHARES; DIVIDENDS; OUR RIGHTS AGREEMENT.

     SHARE PRICES. Our common stock is listed for trading on The Nasdaq Stock Market under the trading symbol "KFRC." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on The Nasdaq Stock Market.

                                                                HIGH        LOW
                                                              --------    --------
Fiscal 1998:
  First Quarter.............................................  $29.75      $     19.375
  Second Quarter............................................   32.125           23.125
  Third Quarter.............................................   31.50            16.125
  Fourth Quarter............................................   22.75            11.75
Fiscal 1999:
  First Quarter.............................................   24.25             6.875
  Second Quarter............................................   15.4375           6.90625
  Third Quarter.............................................    9.75             7.00
  Fourth Quarter............................................   15.625            5.875
Fiscal 2000:
  First Quarter.............................................   18.25             8.875
  Second Quarter............................................   13.25             4.4375
  Third Quarter.............................................    7.5625           3.50
  Fourth Quarter (through November 3, 2000).................    4.9375           2.25

     On November 3, 2000, the last trading day before the date of announcement of the offer, the last reported sale price of the shares on The Nasdaq Stock Market was $4.46875. We urge you to obtain current market quotations for the shares.

     RIGHTS AGREEMENT. Effective October 28, 1998, we entered into a Rights Agreement with State Street Bank and Trust Company as Rights Agent (as amended, the "Rights Agreement").

     The rights attach to all certificates representing shares of our common stock outstanding at the close of business on October 28, 1998 and will attach to any shares of our common stock including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after October 28, 1998, and prior to the "separation time," as defined below. The rights will become exercisable and will separate from the common stock and be represented by separate certificates at the separation time, which generally will be the date 10 days after anyone acquires or commences a tender or exchange offer to acquire 15% or more of our outstanding common stock (such person being referred to as an "acquiring person"). The rights will not be exercisable until such date, if any, and will expire on October 28, 2008, unless this date is extended or unless the rights are earlier exchanged or redeemed by us. Under the Rights Agreement, the following are not acquiring persons:

     - kforce,

     - any of our subsidiaries,

     - our employee benefit plans or the employee benefit plans of any of our subsidiaries,

     - David L. Dunkel, kforce's Chief Executive Officer,

     - any person who becomes the beneficial owner of 15% or more of our shares inadvertently as determined by our Board of Directors in good faith and such person agrees to divest himself of a sufficient number of shares so that such person ceases to be the beneficial owner of 15% or more of our common stock,

     - any person who becomes the beneficial owner of 15% or more of our common stock solely as a result of an acquisition by us of our common stock (including as a result of this offer), except that such a person will be an acquiring person if such person acquires additional shares totaling 1% or more of our outstanding common stock, or

     - certain other limited exceptions.

     Upon any person becoming an acquiring person, subject to the exception noted below in this paragraph, each right will entitle the holder to purchase the number of shares of our common stock having a then current market value of twice the exercise price of the right. For example, at the initial exercise price of $125, upon exercise, each right would entitle its holder to receive $250 worth of our common stock or other consideration, as described below. In addition, each right will entitle the holder to purchase the number of shares of common stock of an acquiring company having a current market value of twice the exercise price of the right, if, after the date upon which someone has become an acquiring person:

     - we are a party to certain merger or other business combination transactions, or

     - we sell or dispose of 50% or more of our consolidated assets, operating income or cash flow.

     If either of the above events occur, the acquiring company shall assume all of our obligations under the Rights Agreement.

     From and after the occurrence of the event which triggers the exercise of the rights, any rights that are or were acquired or beneficially owned by any acquiring person, any associate or any affiliate shall be void and any holder of those rights shall no longer have the right to exercise or transfer those rights.

     At any time prior to the earlier of (1) the close of business on the tenth day following the date upon which it has been publicly announced by either us or an acquiring person that someone has become an acquiring person, or (2) October 28, 2008 (or a date that is later than (1) or (2) above if extended by the concurrence of a majority of our Board of Directors prior to the occurrence of the earlier of (1) or (2) above), our Board of Directors may redeem all, but not less than all, of the outstanding rights at a price of $0.01 per right, subject to adjustment, payable in cash or shares of our common stock. Immediately upon any redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the redemption price.

     At any time after a person becomes an acquiring person and prior to the time that any acquiring person becomes the beneficial owner of more than 50% of our outstanding shares of common stock, our Board of Directors may exchange all, but not less than all, of the then outstanding rights, other than those rights owned by the acquiring person or any associate or affiliate of such person, for shares of our common stock at an exchange ratio of one share of common stock per right.

     In the event that rights become exercisable for shares of our common stock, our Board of Directors has the ability to substitute in place of our common stock an equivalent value in debt or equity securities or other assets (or a combination of such securities or assets).

     Prior to the time that any person has become an acquiring person, the Rights Agreement may be amended in any respect by our Board of Directors without the consent of the holders of the rights.

     This description of the rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as Exhibit 4.1 to Form 8-K filed by us on October 29, 1998 with the SEC, as amended by the Amendment to Rights Agreement, a copy of which has been filed as Exhibit 4.1 to Form 8-K filed by us on November 3, 2000. Such report and exhibit may be obtained from the SEC in the manner provided in Section 10.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the maximum 10,000,000 shares are tendered in our offer at a price between $4.75 and $5.50 per share, the aggregate purchase price will be between $47.5 million and $55.0 million. We expect that our fees and expenses for the offer will be approximately $600,000.

     We have obtained all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, by funds we have drawn under our senior secured revolving credit facility, dated November 3, 2000, with Bank of America, N.A. ("Credit Facility"). In addition, we will also use funds available under the Credit Facility to provide working capital and for general and other corporate purposes. We intend to repay amounts borrowed under the Credit Facility from available cash flow from time to time.

Because we already have the necessary funds in our possession to purchase any shares tendered pursuant to our offer, we do not have alternative financing plans.

     It is BOA's intention to syndicate the Credit Facility to other financial institutions (the "Bank Group"), which will be selected by BOA with our consent (not to be unreasonably withheld). BOA will act as collateral agent and administrative agent for the Bank Group (the "Administrative Agent").

     GENERAL DESCRIPTION OF CREDIT FACILITY. The Credit Facility consists of up to a $90 million revolving credit facility (not to exceed 85% of eligible accounts receivable) maturing on November 3, 2003, and will renew annually thereafter, unless either we or BOA provide notice of termination 60 days prior to the then-current expiration date. The Credit Facility is available to repurchase the shares tendered in our offer, and provide for ongoing working capital requirements. Amounts available under the Credit Facility may be borrowed, repaid and reborrowed until maturity. The $90 million available under the Credit Facility is also available for the issuance of letters of credit, which will require us to pay certain fees in connection therewith. We must maintain a minimum availability of $10 million on the Credit Facility at all times.

     INTEREST RATES. Amounts borrowed under the Credit Facility will bear interest during the period beginning on November 3, 2000 (the "Closing Date") until BOA's receipt of our financial statements for the fiscal quarter ended March 31, 2001 at a rate per annum equal either to 0.50% plus BOA's Prime Rate or to reserve adjusted LIBOR (as defined in the Credit Facility) plus 2.70%. Following delivery of our financial statements for the fiscal quarter ended March 31, 2001, performance pricing will be available, ranging from Prime to Prime plus 0.75% and LIBOR plus 1.75% to LIBOR plus 3.25%, pursuant to certain financial performance targets as set forth in the Credit Facility. Pricing shall thereafter be changed quarterly based on the previous four quarter's performance.

     If an Event of Default (as defined in the Credit Facility) occurs and is continuing, the applicable interest rates will be equal to the rate of interest on then applicable Base Rate Loans plus 2.00% per annum.

     FEES. Commitment fees on the unused portion of the Credit Facility will accrue from the Closing Date at a rate per annum ranging from 0.25% to 0.50%. Additionally, the Administrative Agent will be paid an annual $50,000 administration fee.

     VOLUNTARY PREPAYMENTS. The Credit Facility may be prepaid in whole or in part without premium or penalty, except that loans bearing interest with reference to the adjusted LIBOR Rate will be prepayable only with certain associated fees unless prepaid on the last day of the related interest period. In the event the Credit Facility is terminated by us other than at the end of the original term, we must pay a termination fee equal to 2% of the Credit Facility if termination occurs in the first year following closing, a 1% termination fee if the termination occurs in the second year following closing and a 0.50% termination fee thereafter. The fee will not be payable if the Credit Facility or the lending relationship is transferred to a BOA affiliate. No fee will be due and payable for a partial permanent reduction in the commitment amount.

     SECURITY INTERESTS. The Credit Facility is secured by a first priority perfected security interest in all of kforce's and its subsidiaries' assets, including current and future accounts receivable, equipment, real property, trademarks, chattel paper, documents, instruments, deposit accounts, contract rights, general intangibles, stock of subsidiaries and proceeds from disposition of any of the foregoing.

     REPRESENTATIONS, WARRANTIES, COVENANTS AND EVENTS OF DEFAULT. The Credit Facility contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings. Such covenants include restrictions and limitations on liens, consolidations and mergers, indebtedness, capital expenditures, asset dispositions, sale-leaseback transactions, limitations on stock repurchases, subsidiary indebtedness, advances and investments, acquisitions and other restrictions and limitations. Furthermore, kforce is required to maintain compliance with certain financial covenants if the availability on the Credit Facility is less than $20 million.

     FUNDING PROTECTIONS. The Credit Facility contains certain funding protections in favor of the Bank Group customary for transactions of the type contemplated by the Credit Facility, including breakage costs, gross-ups for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

     The initial funding under the Credit Facility occurred on November 6, 2000. We borrowed $55.0 million and such funds are currently available to us.

     The foregoing description is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as an exhibit to the Schedule TO in which this document has been filed with the SEC and is incorporated herein by reference.

SECTION 10. CERTAIN INFORMATION CONCERNING US.

     GENERAL. We are a full-service, web-based specialty staffing firm providing flexible and permanent staffing solutions for organizations and career management for individuals in the specialty skill areas of information technology, finance and accounting, human resources, engineering, pharmaceutical, health care, legal, scientific, insurance, investments and e-solutions consulting. Backed by more than 2,000 experienced recruiting specialists, we offer Web-based services including online resumes and job postings, interactive interviews and job placements and career management strategies. We are one of the nation's leading full-service staffing, consulting and training companies operating through more than 100 offices in 45 markets in North America.

     We are headquartered at 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606. Our telephone number is (813) 251-1700.

     WHERE YOU CAN FIND MORE INFORMATION. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed with the SEC an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO that includes additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference Credit Facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We urge you to review our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and our Current Reports on Form 8-K filed on May 17, 2000, August 5, 2000 and November 3, 2000.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
            ARRANGEMENTS CONCERNING SHARES.

     As of November 3, 2000, we had approximately 42,155,869 issued and outstanding shares. The 10,000,000 shares that we are offering to purchase pursuant to the offer represent approximately 23.7% of the shares outstanding as of November 3, 2000.

     As of November 3, 2000, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 7,222,358 shares of common stock, representing approximately 17.0% of outstanding shares. The directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. However, they have advised us that they do not intend to tender any shares in our offer. As of November 3, 2000, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers were as appears in the table below. Assuming we purchase 10,000,000 shares of common stock and that no director or executive officer tenders any shares pursuant to our offer (as is intended by the directors and executive officers), then after the purchase of shares pursuant to our offer, our directors and executive officers as a group will beneficially own approximately 22.3% of the outstanding common stock immediately after our offer. The business address of each of our directors and executive officers is 120 West Hyde Park Place, Suite 150, Tampa, Florida 33606.

                             STOCK OWNERSHIP TABLE

NAME                                                 POSITION(S)                    NUMBER      PERCENT
----                                                 -----------                   ---------    -------
David L. Dunkel(1)...................  Chairman, Chief Executive Officer, and      3,220,439      7.6%
                                       Director
Joseph J. Liberatore(2)..............  Chief Sales Officer                            73,666        *
Ken W. Pierce(3).....................  Chief Marketing Officer                         1,156        *
William L. Sanders(4)................  Vice President, Secretary and Chief            80,738        *
                                       Financial
                                       Officer
Lawrence J. Stanczak(5)..............  Senior Vice President of Operations            88,696        *
Howard W. Sutter(6)..................  Vice President and Director                 1,654,316      3.9%
Fred T. Williams(7)..................  Chief Information Officer                       3,333        *
John N. Allred(8)....................  Director                                       64,235        *
W.R. Carey, Jr.(7)...................  Director                                       52,000        *
Richard M. Cocchiaro(9)..............  Director                                    1,748,313      4.1%
Todd W. Mansfield(10)................  Director                                       16,100        *
Ralph E. Struzziero(11)..............  Director                                      133,165        *
A. Gordon Tunstall(7)................  Director                                       55,000        *
Karl A. Vogeler(12)..................  Director                                       31,201        *

---------------

  *  Less than 1% of the outstanding common stock.
 (1) The number of shares shown in the table includes (i) 1,829,496 shares held directly by Mr. Dunkel; (ii) 1,269,231 shares held by Mr. Dunkel's former spouse for which Mr. Dunkel has voting control but no dispositive control;
     (iii) 50,000 shares subject to options that are exercisable within 60 days of November 3, 2000; (iv) 31,712 shares held by Mr. Dunkel's current spouse for which Mr. Dunkel disclaims beneficial ownership pursuant to Rule 16a-1(a)(4) of the Exchange Act; and (v) 40,000 shares subject to options that are exercisable within 60 days of November 3, 2000 which are held by Mr. Dunkel's current spouse for which Mr. Dunkel disclaims beneficial ownership pursuant to Rule 16a-1(a)(4) of the Exchange Act.
 (2) The number of shares shown in the table includes: (i) 54,333 shares held directly by Mr. Liberatore and (ii) 19,333 shares subject to options that are exercisable within 60 days of November 3, 2000.
 (3) The number of shares shown in the table includes shares held through the Employee Stock Purchase Plan.
 (4) The number of shares shown in the table includes (i) 20,738 shares held directly by Mr. Sanders; and (ii) 60,000 shares subject to options that are exercisable within 60 days of November 3, 2000.
 (5) The number of shares shown in the table includes (i) 53,101 shares held directly by Mr. Stanczak and (ii) 35,595 shares subject to options that are exercisable within 60 days of November 3, 2000.
 (6) The number of shares shown in the table includes (i) 1,595,316 shares held by H.S. Investments, Inc. as general partner for Sutter Investments, Ltd.;
     (ii) 46,000 shares held directly by Mr. Sutter; (iii) 5,000 shares held by Mr. Sutter's spouse; and (iv) 8,000 shares subject to options that are exercisable within 60 days of November 3, 2000.

 (7) The number of shares shown in the table includes shares subject to options that are exercisable within 60 days of November 3, 2000.
 (8) The number of shares shown in the table includes (i) 31,140 shares held directly by Mr. Allred and (ii) 33,095 shares subject to options that are exercisable within 60 days of November 3, 2000.
 (9) The number of shares shown in the table includes (i) 1,607,150 shares held directly by Mr. Cocchiaro; (ii) 78,163 shares held by the Cocchiaro Family Foundation; (iii) 39,400 shares held by Mr. Cocchiaro's mother over which Mr. Cocchiaro exercises voting control; (iv) 2,000 shares subject to options that are exercisable within 60 days of November 3, 2000; (v) 19,000 shares held by Mr. Cocchiaro's spouse for which Mr. Cocchiaro disclaims beneficial ownership pursuant to Rule 16a-1(a)(4) of the Exchange Act; (vi) 1,300 shares held by Mr. Cocchiaro's son; and (vii) 1,300 shares held by Mr. Cocchiaro's son.
(10) The number of shares shown in the table includes (i) 1,100 shares held jointly between Mr. Mansfield and his wife and (ii) 15,000 shares subject to options that are exercisable within 60 days of November 3, 2000.
(11) The number of shares in the table includes (i) 80,582 shares held directly by Mr. Struzziero; (ii) 1,987 shares held by Mr. Struzziero's spouse; (iii) 7,665 shares held by Mr. Struzziero's son; (iv) 4,500 shares held by Mr. Struzziero's son; and (v) 38,431 shares held by the Company's 401(k) plan.
(12) The number of shares shown in the table includes (i) 21,201 shares held directly by Mr. Vogeler and (ii) 10,000 shares subject to options that are exercisable within 60 days of November 3, 2000.

     Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to November 6, 2000, other than as stated below:

     - The following stock purchases were effected by us, and one of our executive officers, in open market transactions on The Nasdaq Stock Market through a registered broker-dealer:

                                             TYPE OF      NUMBER      SHARE     TRANSACTION
NAME                          DATE         TRANSACTION   OF SHARES   PRICE($)    VALUE($)
----                          ----         -----------   ---------   --------   -----------
kforce................  October 30, 2000    Purchase      142,000     4.4625      633,675
                        October 31, 2000    Purchase       95,000     4.0625      385,938
Lawrence J.
  Stanczak............  October 30, 2000    Purchase        1,100       4.00        4,000
                        October 30, 2000    Purchase        2,000    4.03125        8,063
                        October 30, 2000    Purchase        6,900      4.016       27,710

     - Purchases for the accounts of executive officers under our Employee Stock Purchase Plan or our 401(k) Retirement Savings Plan. We expect that our Employee Stock Purchase Plan and our 401(k) Retirement Savings Plan will, in accordance with the terms of the plan, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

     Except as otherwise described in this document, and except for customary margin accounts maintained at a broker by some of our directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
            THE EXCHANGE ACT.

     Our purchase of shares pursuant to our offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. Nonetheless, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of our offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq Stock Market, we do not believe that our purchase of shares under our offer will cause our remaining shares of common stock to be delisted from The Nasdaq Stock Market.

     Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in connection with our offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

SECTION 13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Except as otherwise described in this document, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we currently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under this offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

     Our obligation to accept for payment and pay for shares under our offer is subject to conditions. See Section 7.

SECTION 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the principal United States federal income tax consequences relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date of this letter and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the offer. For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States,

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof,

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership and the "Section 302 test" (as defined below) will apply at the partnership level. Partners of partnerships holding shares should consult their tax advisors. Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the offer and should also see
Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by kforce under the offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from kforce.

     Under Section 302 of the Code, a United States holder whose shares are purchased by kforce under the offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in kforce,

     - results in a "substantially disproportionate" redemption with respect to the United States holder, or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to kforce and will recognize capital gain or loss equal to the difference between the amount of cash received under the offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by kforce under the offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by kforce from a United States holder under the offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the offer if less than all of its shares are tendered under the offer, and the order in which different blocks will be purchased by kforce in the event of proration under the offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by kforce under the offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by kforce under the offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of the current and accumulated earnings and profits (within the meaning of the Code) of kforce. To the extent the amount exceeds the United States holder's share of the current and accumulated earnings and profits of kforce, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by kforce under the offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the offer qualifies for sale treatment in their particular circumstances.

     We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders under the offer will cause kforce to accept fewer shares than are tendered. Therefore, no assurance can be given that kforce will purchase a sufficient number of a United States holder's shares under the offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under the offer to be treated as a sale or exchange for federal income tax purposes:

     - Complete Termination Test. Our purchase of a United States holder's shares under the offer will result in a "complete termination" of the United States holder's equity interest in us if all of the shares that are actually owned by the United States holder are sold under the offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     - Substantially Disproportionate Test. Our purchase of a United States holder's shares pursuant to the offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the offer).

     - Not Essentially Equivalent to a Dividend Test. Our purchase of a United States holder's shares pursuant to the offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares pursuant to the offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under the offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of
Section 1059 of the Code to the offer, and to the tax consequences of dividend treatment in their particular circumstances.

     SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER THE OFFER. Shareholders whose shares are not purchased by us pursuant to the offer will not incur any tax liability as a result of the completion of the offer.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

     401(k) RETIREMENT SAVINGS PLAN. The trust under the 401(k) Retirement Savings Plan maintained by us and our affiliates is exempt from federal income taxation. Accordingly, such trust will not be taxed upon the receipt of any cash proceeds pursuant to the offer. The shares of our common stock allocated to participants' accounts under our 401(k) Retirement Savings Plan are employer securities as defined in the Code. If a distribution from the savings plan includes employer securities, the participant has the option of deferring federal income tax on the increase in value of the common stock that occurred while it was held in the savings plan until after the distribution of the common stock. In addition, the increase in value of the common stock that occurred while it was held in the savings plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

SECTION 15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or are deemed by us to have occurred, to extend the period of time during which our offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate our offer and reject for payment or pay for any shares not accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard time, on the first business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

     Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable service.

     If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If: (1) we increase or decrease the price to be paid for shares, materially increase the Dealer Manager's fee, or increase or decrease the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the offer will be extended until the expiration of such period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard time.

SECTION 16. FEES AND EXPENSES.

     We have retained Banc of America Securities LLC to act as our financial advisor, as well as the Dealer Manager, in connection with the offer. Banc of America Securities LLC will receive reasonable and customary compensation. We also have agreed to reimburse Banc of America Securities LLC for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Banc of America Securities LLC against certain liabilities in connection with the offer, including liabilities under the federal securities laws. Banc of America Securities LLC and its affiliates, have rendered various investment banking and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of its trading and brokerage activities, Banc of America Securities LLC and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

     We have retained D.F. King & Co., Inc. to act as Information Agent and EquiServe, L.P. to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

     Merrill Lynch Trust Company acts as Trustee of our 401(k) Retirement Savings Plan. Merrill Lynch Trust Company will be reimbursed for certain out-of-pocket costs in connection with the offer.

     We will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of, the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in this document and Instruction 7 in the related Letter of Transmittal.

SECTION 17. MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO and Amendment No. 1 to the Schedule TO which contain additional information with respect to the offer. The Schedule TO and Amendment No. 1, including the exhibits and any amendments and supplements, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

     Tendering shareholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering shareholders with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering shareholders should not rely on that information or representation as having been authorized by us.

     The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the offer is:

                                EQUISERVE, L.P.
                                 (800) 426-5523

                                     By overnight courier
       By hand delivery:               or express mail:                    By Mail:
     Securities Transfer &              EquiServe, L.P.                 EquiServe, L.P.
   Reporting Services, Inc.         Attn: Corporate Actions         Attn: Corporate Actions
      c/o EquiServe, L.P.             40 Campanelli Drive                P.O. Box 9573
 100 Williams Street, Galleria  Braintree, Massachusetts 02184       Boston, Massachusetts
   New York, New York 10038                                               02205-9573

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

                    The Information Agent for the offer is:

                             D.F. KING & CO., INC.
                          77 WATER STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10005
         BANKS AND BROKERAGE FIRMS PLEASE CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 848-3416

                      The Dealer Manager for the offer is:

                         BANC OF AMERICA SECURITIES LLC

                                9 W. 57TH STREET
                               NEW YORK, NY 10019
                                 (212) 583-8537
                            1-888-583-8900 EXT. 8537